Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Air Lease Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.100% Medium-Term Notes, Series A, due March 1, 2029	457(r)(1)	$500,000,000	98.761%	$493,805,000	0.0001476	$72,885.62

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$493,805,000		$72,885.62

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$72,885.62

(1)

The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, by multiplying the proposed maximum aggregate offering price of the securities offered by the fee payment rate in effect on the date of fee payment. The registration fee for an aggregate principal amount of $500,000,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue is being paid in connection with this filing. The registration fee for an additional aggregate principal amount of $6,163,900,000.00 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue was previously paid. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, Air Lease Corporation is deferring payment on the registration fee for an aggregate principal amount of $8,336,100,000 in Air Lease Corporation’s Medium-Term Notes, Series A, due Nine Months or More from the Date of Issue.